Exhibit 10.2

PERFORMANCE FOOD GROUP COMPANY

EXECUTIVE SEVERANCE PLAN

Participation Agreement

THIS PARTICIPATION AGREEMENT (“Agreement”) is between _________ (the “Executive”) and PERFORMANCE FOOD GROUP COMPANY (the “Company”), is effective as of _________ __, 2020 and provides as follows.

RECITALS

WHEREAS, the Company has adopted the Performance Food Group Company Executive Severance Plan (the “Plan”) for the benefit of certain executives of the Company and its Affiliates (as defined in the Plan); and

WHEREAS, the Plan provides significant and valuable severance benefits to Plan participants who satisfy the Plan’s requirements for receipt of those benefits; and

WHEREAS, in order to protect the legitimate business interests of the Company and its Affiliates the Plan includes covenants that are intended to protect those interests; and

WHEREAS, an individual who is selected to participate in the Plan will become a participant in the Plan only if the individual executes this Agreement and agrees to comply with the covenants set forth in the Plan.

NOW THEREFORE the Executive and the Company agree as follows:

1.Designation as a Participant.  The Company has designated the Executive to participate in the Plan.  The Company has designated the Executive as a Tier _ Participant (as defined in the Plan).

2.Acceptance of Plan.  The Executive accepts his designation as a Tier _ Participant and agrees to comply with all of the provisions of the Plan including, for the avoidance of doubt, the covenants set forth in Article VI of the Plan.  The Executive also acknowledges that the Executive (a) has received a copy of the Plan, (b) has had sufficient opportunity to review the Plan in its entirety and (c) understands the terms of the Plan including, for the avoidance of doubt, the covenants set forth in Article VI of the Plan.

3.No Right to Continued Employment.  This Agreement and the Executive’s participation in the Plan do not give the Executive any rights with respect to continued employment by the Company or any Affiliate.  This Agreement and the Executive’s participation in the Plan shall not interfere with the right of the Company or an Affiliate to terminate the Executive’s employment.

4.Other Benefits.  The Executive understands and agrees that the Executive will not be eligible to participate in, or receive benefits under, any other severance plan, policy or agreement of the Company or any Affiliate and that the Executive is not entitled to severance or similar benefits under any other plan, policy or agreement with the Company or any Affiliate.

5.Governing Law.  This Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof, except to the extent that the laws of the State of Delaware are preempted by ERISA (as defined in the Plan).

6.Conflicts.  In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.

7.Binding Effect.  This Agreement shall be binding upon the Executive and the Executive’s successors in interest and the Company and any successors to the Company.

[Signature page to follow]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement effective as of the date first set forth above.

[NAME OF EXECUTIVE]PERFORMANCE FOOD GROUP COMPANY

__________________________By:________________________

Title:_______________________